Exhibit 99.1

Aerpio Reports Second Quarter 2020 Financial Results and Provides

Business Update

•	Initiated a Phase 2 Open Angle Glaucoma Trial; Recruiting Ahead of Schedule

•	Announced Partnership with I-SPY to Participate in a Clinical Trial to Treat ARDS in COVID-19 Patients

•	Announced a Second Clinical Trial Funded in Part by the U.S. Military to Prevent ARDS in COVID-19 Patients

•	Ended Second Quarter 2020 with $44.9 Million in Cash

Conference Call Today, August 12, 2020 at 8:30 a.m. EST

CINCINNATI, Ohio, August 12, 2020 – Aerpio Pharmaceuticals, Inc. (“Aerpio”) (Nasdaq: ARPO), a biopharmaceutical company focused on developing compounds that activate Tie2 to treat ocular diseases and diabetic complications, as well as other indications in which the Company believes that activation of Tie2 may have therapeutic potential, including acute respiratory distress syndrome (“ARDS”) associated with COVID-19 infections, today reported financial results for the second quarter ended June 30, 2020 and provided a business update.

Recent Company Highlights

•

In June 2020, we initiated a Phase 2 clinical trial designed to assess the therapeutic potential of the Company’s lead candidate, razuprotafib (AKB-9778) in the form of topical ocular drops, for patients with Open Angle Glaucoma (OAG) and ocular hypertension (OH). Patients are being dosed for 28 days after a one month “wash-out” period from their current treatments with the goal to enroll 195 patients. To date, 189 patients have been screened with over 170 enrolled (either in “wash out” or being dosed). Based on current projections, the study may be fully enrolled by mid-October with top-line data available by the end of the year.

•	In May 2020, we were selected by Quantum Leap Healthcare Collaborative to participate in the I-SPY COVID Trial (Investigation of Serial Studies to Predict Your COVID

Therapeutic Response with biomarker Integration and Adaptive Learning) to evaluate razuprotafib for the treatment of COVID-19-related ARDS in adult patients with critical COVID-19. The I-SPY trial is a “platform study” currently planned to evaluate four drug candidates. The goal of the study is to identify agents with the potential to result in substantial improvements to the clinical condition of participants with critical COVID-19. Patients to be included in the study will be critical COVID-19 patients who are already intubated or receiving high flow oxygen. For more details about this trial, please click here.

•

On August 4, 2020, we announced funding of up to $5.1 million from MTEC (Medical Technology Enterprise Consortium) to initiate a second clinical trial with razuprotafib, which is designed to assess its potential to prevent the ARDS in patients with moderate-to-severe COVID-19 infections. The MTEC trial is a stand-alone study managed by Aerpio that will evaluate earlier stage patients (moderate-to-severe COVID-19) prior to initiating high flow oxygen or intubation. Endpoints will include proportion of subjects alive and respiratory failure-free at Day 28; length of hospitalization from baseline to Day 7; and baseline to Day 28, or death. Trial start up activities are progressing rapidly.

•

In May 2020, we received a one-time payment of $15.0 million pursuant to an amendment to our license agreement with Gossamer Bio (NASDAQ: GOSS) for GB004 resulting in a reduction in future potential milestone payments and tiered royalty rates over the life of the agreement.

“Our Phase 2 glaucoma study is recruiting ahead of schedule and remains on track to report top-line results in the fourth quarter of 2020.” said Joseph Gardner, President and Founder. “We are encouraged by the progress made by the I-SPY network and the Aerpio team in starting up clinical trial sites in areas with a growing number of COVID-19 cases and we expect patient enrollment in both the ARDS treatment and prevention trials to begin imminently.”

Second Quarter 2020 Financial Highlights

As of June 30, 2020, cash and cash equivalents totaled $44.9 million, compared to $38.5 million as of December 31, 2019. Shares outstanding as of June 30, 2020 totaled approximately 40.6 million.

Revenue of $15.0 million for the three months ended June 30, 2020 was related to a one-time payment in connection with the amendment to our license agreement for GB004 (formerly AKB-4924) with Gossamer Bio.

For the three months ended June 30, 2020, operating expenses totaled $5.7 million, a decrease of 4.0% compared to $6.0 million for the same period in 2019.

Research and development expenses for the three months ended June 30, 2020, increased approximately $1.3 million, or 56.7%, to $3.6 million from $2.3 million in the three months ended June 30, 2019. This increase was primarily the result of increased expenses associated with our clinical programs.

General and administrative expenses for the three months ended June 30, 2020, decreased approximately $0.6 million, or 21.6%, to $2.2 million from $2.8 million, in the three months ended June 30, 2019. This decrease was primarily attributable to lower personnel related expenses and stock-based compensation expenses.

Net income attributable to common stockholders for the three months ended June 30, 2020, was $9.3 million, or $0.23 per share, compared to a net loss attributable to common stockholders of $5.7 million, or ($0.14) per share, for the three months ended June 30, 2019.

Conference Call and Webcast

Aerpio management will host a live conference call at 8:30 a.m. EST today to discuss Aerpio’s financial results and provide a general business update. Please call (877) 407-9716 (U.S.) or (201) 493-6779 (international) to listen to the live conference call. The conference ID number for the live call is 13707708. Please dial in approximately 10 minutes prior to the call.

A live audio webcast will be accessible here

To ensure a timely connection to the webcast, it is recommended that users register at least 15 minutes prior to the start time. An archived version of the audio webcast will be available for replay on the Company’s Archived Events page here

About Aerpio Pharmaceuticals

Aerpio Pharmaceuticals, Inc. is a biopharmaceutical company focused on developing compounds that activate Tie2 to treat ocular diseases and diabetic complications, as well as other indications in which the Company believes that activation of Tie2 may have therapeutic potential, including acute respiratory distress syndrome (“ARDS”) associated with COVID-19 infections. Recently published mouse and human genetic data implicate the Angpt/Tie2 pathway in maintenance of Schlemm’s canal, a critical component of the conventional outflow tract. The Company’s lead compound, razuprotafib (formerly AKB-9778), a first-in-class small molecule inhibitor of vascular endothelial protein tyrosine phosphatase (“VE-PTP”), is being developed as a potential treatment for open angle glaucoma, and the Company intends to investigate the therapeutic potential of razuprotafib in other indications. The Company is also evaluating development options for ARP-1536, a humanized monoclonal antibody, for its therapeutic potential in the treatment of diabetic vascular complications including nephropathy and diabetic macular edema (“DME”). The Company’s third asset is a bispecific antibody that binds both VEGF and VE-PTP which is designed to inhibit VEGF activation and activate Tie2. This bispecific antibody has the potential to be an improved treatment for wet age-related macular degeneration and DME via intravitreal injection. Finally, the Company has exclusively out-licensed AKB-4924 (now called GB004), a first-in-class small molecule inhibitor of hypoxia-inducible factor-1 (HIF). GB004 is being developed by AKB-4924’s exclusive licensor, Gossamer Bio, Inc. (Nasdaq: GOSS). For more information, please visit www.aerpio.com.

About Razuprotafib (formerly known as AKB-9778)

Razuprotafib binds to and inhibits vascular endothelial protein tyrosine phosphatase (VE-PTP), an important negative regulator of Tie2. Decreased Tie2 activity contributes to vascular instability in many diseases including diabetes and more recently has been shown to contribute to the development of increased IOP and glaucoma. Razuprotafib activates the Tie2 receptor irrespective of extracellular levels of its binding ligands, angiopoietin-1 (agonist) or angiopoietin-2 (antagonist) and may be the most efficient pharmacologic approach to maintain normal Tie2 activation. Aerpio is studying a topical ocular formulation of razuprotafib in open angle glaucoma and exploring the utility of subcutaneous razuprotafib for diabetic complications, including diabetic nephropathy. In addition, a subcutaneous formulation of razuprotafib is being explored for its therapeutic potential in treating or preventing ARDS associated with COVID-19.

Forward Looking Statements

This press release contains forward-looking statements. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include,

among other things, the Company’s product candidates, including razuprotafib, ARP-1536 and the bispecific antibody asset, the clinical development plan therefor and the therapeutic potential thereof, the Company’s plans and expectations with respect to razuprotafib and the development therefor and therapeutic potential thereof in addressing COVID-19 and the intended benefits from the Company’s collaboration with Gossamer Bio for GB004, including the continued development of GB004 and the milestone and royalty payments related to the collaboration. Actual results could differ from those projected in any forward-looking statements due to several risk factors. Such factors include, among others, the continued development of GB004 and maintaining and deriving the intended benefits of the Company’s collaboration with Gossamer Bio; ability to continue to develop razuprotafib or other product candidates, including in indications related to COVID-19; the inherent uncertainties associated with the drug development process, including uncertainties in regulatory interactions, the design of planned or future clinical trials, commencing clinical trials and enrollment of patients in clinical trials; obtaining any necessary regulatory clearances in order to commence and conduct planned or future clinical trials; the impact of the ongoing COVID-19 pandemic on the Company’s business operations, including research and development efforts and the ability of the Company to commence, conduct and complete its planned clinical activities; and competition in the industry in which the Company operates and overall market conditions; and the additional factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2019, as updated by our subsequent Quarterly Reports on Form 10-Q and our other subsequent filings with the SEC.

These forward-looking statements are made as of the date of this press release, and the Company assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law. Investors should consult all the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents the Company files with the SEC available at www.sec.gov.

AERPIO PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30, 2020	December 31, 2019
Assets
Current Assets:
Cash and cash equivalents	$44,864	$38,525
Prepaid research and development contracts	307	311
Other current assets	264	735

Total current assets	45,435	39,571
Furniture and equipment, net	146	164
Operating lease right-of-use asset	115	162
Deposits	20	40

Total assets	$45,716	$39,937

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$2,994	$3,232
Current portion of operating lease liability	111	103

Total current liabilities	3,105	3,335
Operating lease liability, net of current portion	10	67

Total liabilities	3,115	3,402

Stockholders’ equity
Capital	179,479	178,771
Accumulated deficit	(136,878)	(142,236)

Total stockholders’ equity	42,601	36,535

Total liabilities and stockholders’ equity	$45,716	$39,937

AERPIO PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(in thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019
License revenue, and other	$15,000	$—	$15,000	$—

Operating expenses:
Research and development	3,548	2,264	5,378	7,850
General and administrative	2,196	2,800	4,481	6,055
Restructuring expense	—	915	—	915

Total operating expenses	5,744	5,979	9,859	14,820

Income (loss) from operations	9,256	(5,979)	5,141	(14,820)

Interest and other income	20	295	216	644

Net and comprehensive income (loss)	$9,276	$(5,684)	$5,357	$(14,176)

Net income (loss) per common share basic and diluted	$0.23	$(0.14)	$0.13	$(0.35)

Weighted average common shares outstanding
Basic	40,588	40,588	40,588	40,588

Diluted	40,905	40,588	40,748	40,588

Contacts

Investor & Media:

Aerpio Pharmaceuticals, Inc.

Joseph Gardner

President & Founder

jgardner@aerpio.com

Gina Marek

VP Finance

gmarek@aerpio.com

Or

Investors:

Irina Koffler

LifeSci Advisors

ikoffler@lifesciadvisors.com

Source: Aerpio Pharmaceuticals, Inc.